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                     January 24, 2023

       Alex Valdes
       Chief Financial Officer
       T Stamp Inc.
       3017 Bolling Way NE, Floors 1 and 2
       Atlanta, GA 30305

                                                        Re: T Stamp Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed April 7, 2022
                                                            File No. 001-41252

       Dear Alex Valdes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Andrew Stephenson